                                                                     EXHIBIT 2.1


================================================================================


                           STOCK PURCHASE AGREEMENT



                                    among:



                             JAVELIN SYSTEMS, INC.
                            a Delaware corporation;



                            POSNET COMPUTERS, INC.,
                           a California corporation;



                                  MARK LEMAY,
                                   as Agent



                                      and



               all of the shareholders of POSNET COMPUTERS, INC.

                           ________________________

                         Dated as of December 19, 1997

                           ________________________

================================================================================

                               TABLE OF CONTENTS

Section 1.  Issuance and Exchange of Purchaser Common Stock for Company
       Common Stock; Related Transactions....................................   1
1.1    Issuance and Exchange.................................................   1
1.2    No Fractional Shares..................................................   3
1.3    Legends...............................................................   4
1.4    Indemnity and Escrow..................................................   4
1.5    Adjustment for Reclassifications, Splits, etc.........................   4
1.6    Closing...............................................................   5
Section 2.  Representations and Warranties of the Company And Selling
       Shareholders..........................................................   6
2.1    Due Organization; No Subsidiaries; Etc................................   6
2.2    Certificate of Incorporation and Bylaws; Records......................   6
2.3    Capitalization, Etc...................................................   7
2.4    Financial Statements..................................................   7
2.5    Absence of Changes....................................................   8
2.6    Title to Assets.......................................................  10
2.7    Receivables; Major Customers..........................................  10
2.8    Inventory.............................................................  10
2.9    Equipment, Etc........................................................  11
2.10   Real Property.........................................................  11
2.11   Proprietary Assets....................................................  11
2.12   Contracts.............................................................  12
2.13   Liabilities; Major Suppliers..........................................  13
2.14   Compliance With Legal Requirements....................................  14
2.15   Governmental Authorizations...........................................  15
2.16   Tax Matters...........................................................  16
2.17   Employee and Labor Matters............................................  17
2.18   Benefit Plans; ERISA..................................................  18
2.19   Environmental Matters.................................................  20
2.20   Sale of Products; Performance of Services.............................  21

2.21  Insurance............................................................   21
2.22  Related Party Transactions...........................................   22
2.23  Certain Payments, Etc................................................   23
2.24  Proceedings; Orders..................................................   23
2.25  Authority; Binding Nature of Agreements..............................   24
2.26  Non-Contravention; Consents..........................................   25
2.27  Brokers..............................................................   26
2.28  Selling Shareholders.................................................   26
2.29  Full Disclosure......................................................   27
2.30  Investment Representations...........................................   27
Section 3.  Representations and Warranties of Purchaser....................   29
 3.1  Acquisition of Shares................................................   29
 3.2  Due Organization.....................................................   29
 3.3  Capitalization, Etc..................................................   29
 3.4  Authority; Binding Nature of Agreement...............................   30
 3.5  SEC Filings..........................................................   30
 3.4  Non-Contravention; Consents..........................................   30
 3.7  Absence of Changes...................................................   31
 3.8  Brokers..............................................................   31
 3.9  Full Disclosure......................................................   31
Section 4.  Indemnification, Etc...........................................   31
 4.1  Survival of Representations and Warranties...........................   31
 4.2  Indemnification by Selling Shareholders..............................   32
 4.3  Right to Require Cure of Breach......................................   32
 4.4  No Contribution......................................................   32
 4.5  Setoff...............................................................   33
 4.6  Nonexclusivity of Indemnification Remedies...........................   33
 4.7  Defense of Third Party Claims........................................   33
 4.8  Exercise of Remedies by Indemnities Other Than Purchaser.............   34
 4.9  Indemnification by Purchaser.........................................   34

                                      ii.

Section 5.  Covenant Not to Compete.........................................   34
 5.1  Covenant..............................................................   34
 5.2  Injunctive Relief.....................................................   35
Section 6.  Miscellaneous Provisions........................................   35
 6.1  Selling Shareholders' Agent...........................................   35
 6.2  Further Assurances....................................................   36
 6.3  Fees and Expenses.....................................................   36
 6.4  Attorneys' Fees.......................................................   37
 6.5  Notices...............................................................   37
 6.6  Publicity.............................................................   38
 6.7  Time of the Essence...................................................   39
 6.8  Headings..............................................................   39
 6.9  Counterparts..........................................................   39
6.10  Governing Law; Venue..................................................   39
6.11  Successors and Assigns................................................   40
6.12  Remedies Cumulative; Specific Performance.............................   40
6.13  Waiver................................................................   40
6.14  Amendments............................................................   41
6.15  Severability..........................................................   41
6.16  Parties in Interest...................................................   41
6.17  Entire Agreement......................................................   41
6.18  Construction..........................................................   41

                                     iii.

                                   EXHIBITS



Exhibit A:   Certain Definitions

Exhibit B:   Financial Projections

Exhibit C:   Selling Shareholder Table

Exhibit D:   Investor Questionnaire

Exhibit E:   Form of Escrow Agreement

Exhibit F:   Form of opinion letter from Higham, McConnell & Dunning LLP

Exhibit G:   Form of Employment Agreement

                           STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT is entered into as of December 19, 1997, by and among JAVELIN SYSTEMS, INC., a Delaware corporation (the "Purchaser"), POSNET COMPUTERS, INC., a California corporation ("the Company"), Mark LeMay as agent ("Agent") for the Selling Shareholders and the following persons which constitute all of the shareholders of the Company (the "Selling Shareholders"):
PAUL R. AMESTOY, GREG KOSIN, MARK LEMAY AND RALPH E. RUDZIK, JR.. Certain capitalized terms used in this Agreement are defined on Exhibit A.

                                   RECITALS

     A. The Selling Shareholders own 4,000 shares of the common stock of the Company (the "Shares"), which constitute all of the outstanding capital stock of the Company.

     B. The Selling Shareholders wish to sell the Shares to the Purchaser and the Purchaser wishes to purchase the Shares from the Selling Shareholders upon the terms and conditions set forth in this Agreement.

                                   AGREEMENT

     The Purchaser, the Company and the Selling Shareholders, intending to be legally bound, agree as follows:

SECTION 1. ISSUANCE AND EXCHANGE OF PURCHASER COMMON STOCK FOR COMPANY COMMON STOCK; RELATED TRANSACTIONS

     1.1  ISSUANCE AND EXCHANGE.

          (a) INITIAL PAYMENT. Subject to the terms and upon the conditions set forth in this Agreement, and except as otherwise provided by Section 1.4, on the Closing Date, Purchaser shall issue to each Selling Shareholder the number of shares of Purchaser Common Stock indicated on the Schedule of Selling Shareholders attached hereto as Exhibit C (the "Schedule of Shareholders"), in exchange for all of the Shares owned by such Selling Shareholder as indicated on the Schedule of Shareholders. Stock certificates representing any shares of Purchaser Common Stock issued pursuant to this Section 1.1(a) shall be delivered to the Agent for distribution to the Selling Shareholders .

          (b) QUARTERLY EARNOUT SHARES. In addition to the consideration described in Section 1.1(a), on the Closing Date, Purchaser shall deliver 75,000 shares of Purchaser Common Stock (the "Quarterly Earnout Shares") to City National Bank, Beverly Hills, California ( the "Escrow Agent") to be held in escrow to satisfy Purchasers obligations to the Selling Shareholders under this
Section 1.1(b). In the event Purchaser verifies that the Company has met the quarterly projections set forth on Exhibit B hereto for any quarter through the quarter ending December 31, 1998 (the "Quarterly Projections"), an aggregate of 18,752 shares of Purchaser Common Stock shall vest (except for the quarter ending December 31, 1998, for which an

                                      1.

aggregate of 18,744 shares shall vest) in the Selling Shareholders as set forth on the Schedule of Shareholders and shall be distributed to such Selling Shareholders by the Escrow Agent. If the Company exceeds 100% of its Quarterly Projections, the excess amount over 100% shall be credited toward the Quarterly Projection for the next quarter and each succeeding quarter as applicable. If the Company exceeds 100% of its Quarterly Projections for the quarter ended December 31, 1998, the excess amount over 100% shall be credited toward the Annual Financial Projections (described below) for the year ended December 31, 1999. In the event the Company fails to achieve 100% of any Quarterly Projection, the Selling Shareholders shall be entitled to receive a portion of their respective Pro Rata Percentage (as set forth in Exhibit C hereto) of the Quarterly Earnout Shares applicable to such quarter that is equal to that percentage of the corresponding Quarterly Projection that the Company has achieved; provided, however, that in no event shall any Selling Shareholder be entitled to any portion of the Quarterly Earnout Shares applicable to any quarter if the Company fails to achieve at least seventy-five percent (75%) of the corresponding Quarterly Projection for such quarter. In the event the Company fails to achieve at least seventy-five percent (75%) of any Quarterly Projection, an aggregate of 18,750 shares of Purchaser Common Stock shall be forfeited by the Selling Shareholders and returned to Purchaser by the Escrow Agent for each quarter with respect to which at least seventy-five percent (75%) of the Quarterly Projections were not met.

          (c) ANNUAL EARNOUT SHARES. In addition to the consideration set forth in Sections 1.1(a) and 1.1(b), Purchaser shall issue to each Selling Shareholder such Selling Shareholder's Pro Rata Percentage (as set fort in Exhibit C hereto) of that number of shares of Purchaser Common Stock equal to $500,000 in Value (as defined below) upon the verification by Purchaser that the Company has met 100% of its annual financial projections as set forth on Exhibit B hereto (the "Annual Financial Projections") for the year ended December 31, 1999 (the "First Annual Earnout Amount"), and shall issue to each Selling Shareholder such Selling Shareholder Pro Rata Percentage of that number of shares of Purchaser Common Stock equal to an additional $500,000 in Value upon the verification by Purchaser that the Company has met 100% of its Annual Financial Projections for the year ended December 31, 2000 (the "Second Annual Earnout Amount"). If the Company exceeds 100% of its Annual Financial Projections for the year ended December 31, 1999, the excess amount over 100% shall be credited toward the Annual Financial Projections for the year ended December 31, 2000. In the event the Company fails to achieve 100% of its Annual Financial Projections, the Selling Shareholders shall be entitled to receive a portion of their respective Pro Rata Percentage of the First Annual Earnout Amount or Second Annual Earnout Amount, as the case may be, that is equal to that percentage of the corresponding Annual Financial Projections that the Company has achieved; provided, however, that in no event shall any Selling Shareholder be entitled to any portion of the First Annual Earnout Amount or the Second Annual Earnout Amount, as the case may be, if the Company fails to achieve at least seventy-five percent (75%) of its corresponding Annual Financial Projections. Verification of the achievement of the Annual Financial Projections shall be based upon, and subject to the completion of, the audited consolidated financial statements of Purchaser for the time period in question. The "Value" of the shares of Purchaser Common Stock shall be the average of the daily reported closing prices per share of Purchaser Common Stock as reported on the Nasdaq SmallCap Market for the five (5) business days immediately preceding December 31/st/ of each applicable year. Within ten (10) business days of verification

                                      2.

by Purchaser that the respective Annual Financial Projections have been achieved, stock certificates representing any shares of Purchaser Common Stock issuable to the Selling Shareholders pursuant to this Section 1.1(c) shall be delivered to the Agent for distribution to the Selling Shareholders.

          (d) CHANGE OF CONTROL. In the event there is a Change of Control (as defined below) of the Purchaser prior to December 31, 1998, upon the consummation of the Change of Control and in full satisfaction of the Purchaser's obligations under Section 1.1(b), the Indemnity Shares and Quarterly Earnout Shares then being held in escrow and not previously forfeited shall be released to the Selling Shareholders. If the Change of Control occurs on or prior to December 31, 1999, then upon consummation of the Change in Control and in full satisfaction of Purchaser's obligations under Section 1.1(c), the Purchaser shall issue to each Selling Shareholder such Selling Shareholder's Pro Rata Percentage of that number of shares of Purchaser Common Stock equal to $1,000,000 in Value. If the Change in Control occurs on or prior to December 31, 2000 but after December 31, 1999, then upon consummation of the Change of Control and in full satisfaction of Purchase's obligations under Section 1.1(c), the Purchaser shall issue to each Selling Shareholder such Selling Shareholder's Pro Rata Percentage of that number of shares of Purchaser Common Stock equal to $500,000 in Value. For the purposes of this Section 1.1(d), a "Change of Control" of the Purchaser shall be any merger, consolidation, business combination or similar transaction where the Purchaser or the Company is not the surviving corporation (other than any such transaction entered into solely for the purpose of changing the jurisdiction of incorporation of Purchaser or the Company).

          (e) MOST FAVORED PRICING. Purchaser agrees that, at any time prior to December 31, 2000, the Company shall be entitled to purchase from Purchaser any and all products then currently offered for sale to the general public by Purchaser ("Purchaser Products") on terms that are no less favorable than those available to any other similarly situated customer of Purchaser purchasing similar volumes of Purchaser Products at the time of such purchase.

          (f) EARNOUT CREDITS. In the event that, (A) as a direct result of Purchaser's failure to (i) deliver Purchaser Products to the Company within the time period required under a purchase order executed by the Company and accepted by Purchaser with respect to such products or (ii) deliver to the Company Purchaser Products that conform in all material respects to the product specifications delivered by Purchaser to the Company, the Company fails to recognize sales revenue, then (B) the Company shall, for the purposes of this Agreement, be deemed to have recognized such sales revenue in the fiscal quarter during which such revenue would have been recognized but for the occurrence of the events described in (A)(i) or (A)(ii) above.

     1.2  NO FRACTIONAL SHARES.    No fractional shares of Purchaser Common
Stock shall be issued in connection with Purchasers obligations under Sections 1.1(b) or 1.1(c), and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any fractional shares of Purchaser Common Stock that would otherwise have been issued to any Selling Shareholder (after aggregating all fractional shares issuable to such Selling Shareholder, it being understood that any fractional shares issuable under Section 1.1(b) shall not be

                                      3.

aggregated with any fractional shares issuable under Section 1.1(c)) shall be rounded down to the nearest whole share.

     1.3  LEGENDS.    The shares of Purchaser Common Stock to be issued to
the Selling Shareholders pursuant to this Agreement are being issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and each certificate representing any of such shares shall bear the following legend or similar legend deemed appropriate by the Company:

          "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR IN COMPLIANCE WITH AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS."

     1.4 INDEMNITY AND ESCROW. On the Closing Date, Purchaser shall withhold 50,000 of the shares of Purchaser Common Stock (the "Indemnity Shares") required to be issued to the Selling Shareholders pursuant to Section 1.1(a). The Indemnity Shares shall be delivered to the Escrow Agent as collateral for the Company's and the Selling Shareholders' indemnification obligations set forth in
Section 4. The Indemnity Shares will be represented by certificates issued in the names of the Selling Shareholders according to their respective Pro Rata Percentage of the Indemnity Shares, and as set forth in Section 4, shall be held in escrow by the Escrow Agent to satisfy any claims made on or before the date that is thirty (30) days after the receipt by Purchaser of its final audited consolidated financial statements for the fiscal year ended June 30, 1999. The administration of the Indemnity Shares by the Escrow Agent shall be conducted pursuant to the terms of an escrow agreement in the form of Exhibit E attached hereto among Purchaser, each of the Selling Shareholders and the Escrow Agent.

     1.5 ADJUSTMENT FOR RECLASSIFICATIONS, SPLITS, ETC. If prior to December 31, 2000 and or prior to the issuance and delivery of such shares to the Selling Shareholders pursuant to Sections 1.1(b) and 1.1(c), as applicable, the shares of Purchaser Common Stock are changed into a different number or class of shares by reason of any stock dividend, subdivision, reclassification, reorganization, stock split, combination or similar transaction, then the total number of shares of Purchaser Common Stock to be issued by Purchaser pursuant to Sections 1.1(b) and 1.1(c), as applicable, shall be appropriately adjusted, provided that any such adjustment shall in all events result in each Selling Shareholder receiving such Selling Shareholder's Pro Rata Percentage of the shares of Purchaser Common Stock to be issued pursuant to Sections 1.1(b) and 1.1(c) that would have been received by such shareholder prior to any such adjustment.

     1.6  CLOSING.

          (a) The closing of the sale of the Shares to the Purchaser (the "Closing") shall take place at the offices of Cooley Godward LLP at 4365 Executive Drive, Suite 1100, San

                                      4.

Diego, California at 10:00 a.m. California time on December 15, 1997 or such other place or time as the Purchaser and the Agent may jointly designate. For purposes of this Agreement: "Scheduled Closing Time" shall mean the time and date as of which the Closing is required to take place pursuant to this Section 1.6(a); and "Closing Date" shall mean the time and date as of which the Closing actually takes place.

          (b)  At the Closing:

               (i) each Selling Shareholder shall deliver to the Purchaser the stock certificate or certificates representing all of the Shares owned by such Selling Shareholder, duly endorsed (or accompanied by duly executed stock powers) and the Purchaser shall deliver to the Agent stock certificates representing the shares of Purchaser Common Stock to be issued pursuant to
Section 1.1(a) less the Indemnity Shares;

               (ii) the Purchaser shall deliver to the Escrow Agent, to be held in escrow, stock certificates representing the shares of Purchaser Common Stock to be issued pursuant to Section 1.1(b) and the Indemnity Shares withheld pursuant to Section 1.4;

               (iii) each Selling Shareholder shall deliver to Purchaser an executed Investor Qualification Questionnaire in the form of Exhibit D;

               (iv) the Purchaser, each Selling Shareholder and the Escrow Agent shall execute and deliver to the other an Escrow Agreement substantially in the form of Exhibit E attached hereto (the "Escrow Agreement");

               (v) the Purchaser shall receive an opinion letter from Company counsel, dated the Closing Date, in the form of Exhibit F.

               (vi) each of Mark LeMay and Paul Amestoy shall execute and deliver an Employment Agreement substantially in the form of Exhibit G;

               (vii) the Selling Shareholders shall cause to be delivered to the Purchaser written resignations, effective as of the Closing Date, indicating that each of the members of the board of directors of the Company has resigned as a member of the board of directors and, except as contemplated by Section 1.6(b)(vii), each officer of the Company has resigned as an Officer of the Company; and

               (viii) each of the Selling Shareholders shall execute and deliver to the Purchaser such other documents as the Purchaser may reasonably request in order to facilitate the consummation of the transactions contemplated by this Agreement.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLING
SHAREHOLDERS

            The Company and the Selling Shareholders, jointly and severally, represent and warrant, to and for the benefit of the Indemnities, that, except as set forth in the disclosure

                                      5.

schedule delivered by the Company and the Selling Shareholders to the Purchaser on the date of this Agreement (the "Disclosure Schedule"):

     2.1  DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used and to perform its obligations under all Company Contracts.

          (b) The Company is not, and has never been, required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except in those jurisdictions in which any statutory fines or penalties or any corporate disability imposed for the failure to qualify to do business or remain in good standing as a foreign corporation would not materially and adversely affect the Company or its business, assets, financial condition or results of operations.

          (c) Part 2.1 of the Disclosure Schedule accurately and completely sets forth as of the date hereof (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

          (d) Neither the Company nor any of its respective shareholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of any of the Company's business or affairs.

          (e) Except as set forth in Part 2.1 of the Disclosure Schedule, the Company has no subsidiaries, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity.

     2.2  CERTIFICATE OF INCORPORATION AND BYLAWS; RECORDS.   The Company has
delivered to the Purchaser accurate and complete copies of the Company's articles of incorporation and bylaws, including all amendments thereto; the stock records of the Company, and the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws or of any resolution adopted by the Company's board of directors; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or

                                      6.

result directly or indirectly in such a violation. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices.

     2.3  CAPITALIZATION, ETC.

          (a) The authorized capital stock of the Company consists of 100,000 shares of common stock having no par value per share, of which 4,000 shares (constituting all of the Shares) have been issued and are outstanding. The Selling Shareholders have, and the Purchaser will acquire at the Closing, good and valid title to the Shares free and clear of any Encumbrances. Of the Shares, Paul Amestoy owns, beneficially and of record, 1,000 shares; Greg Kosin owns, beneficially and of record 1,000 shares; Mark LeMay owns, beneficially and of record, 1,000 shares; and Ralph Rudzik owns, beneficially and of record, 1,000 shares. All of the Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements.

          (b) There is no (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities.

     2.4 FINANCIAL STATEMENTS. The Company has delivered to the Purchaser the following financial statements and notes (collectively, the "Company Financial Statements"): the unaudited balance sheets of the Company as of June 30, 1995 and 1996 and the related unaudited consolidated statements of operations, changes in shareholders' equity and cash flows of the Company for the years then ended, together with the notes thereto; and the unaudited balance sheet of the Company as of November 30, 1997 (the "Unaudited Interim Balance Sheet"), and the related unaudited statements of operations, changes in shareholders' equity and cash flows of the Company for the five (5) months then ended, together with the notes thereto. The Company Financial Statements present fairly the financial condition and assets and liabilities of the Company as of the respective dates thereof and the results of operations, changes in shareholders' equity and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods covered (except that the Unaudited Interim Balance Sheet of the Company and the related unaudited statements of operations, changes in shareholders' equity and cash flows do not contain footnotes and are subject to normal and recurring year-end adjustments, which will not, individually or in the aggregate, be material in magnitude.)

                                      7.

     2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Disclosure Schedule, since June 30, 1997:

          (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or in any aspect or portion thereof), and no event has occurred that might have a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof);

          (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Company's assets (whether or not covered by insurance);

          (c) the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d) the Company has not sold or otherwise issued any shares of capital stock or any other securities;

          (e) the Company has not purchased or otherwise acquired any assets with a value in excess of $25,000 in the aggregate from any other Person, except for inventory and supplies acquired by the Company in the ordinary course of business and consistent with past practice;

          (f) the Company has not leased or licensed any assets with a value in excess of $25,000 in the aggregate from any other Person;

          (g) the Company has not made any capital expenditures in excess of $50,000 in the aggregate;

          (h) the Company has not sold or otherwise transferred, and has not leased or licensed, any assets with a value in excess of $25,000 in the aggregate to any other Person except for products sold by the Company from its inventory in the ordinary course of business and consistent with past practice;

          (i) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any accounts receivable or other indebtedness with a stated amount in excess of $5,000 in the aggregate;

          (j) the Company has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

          (k) the Company has not made any loans or advance to any other Person in excess of $5,000 in the aggregate;

          (l) the Company has not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the

                                      8.

amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

          (m) the Company has not entered into, and neither the Company nor any of the assets owned or used by the Company has become bound by, any Contract that contemplates or involves the payment of cash or other consideration by the Company in an amount or having a value in excess of $15,000 individually or $100,000 in the aggregate;

          (n)  no Material Company Contract has been amended or terminated;

          (o) the Company has not incurred, assumed or otherwise become subject to any Liabilities in excess of $5,000 in the aggregate, other than accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by the Company in the ordinary course of business and consistent with past practice;

          (p) the Company has not discharged any Encumbrance or discharged or paid any indebtedness or other Liabilities in excess of $5,000 in the aggregate, except for accounts payable that (i) are reflected in the Unaudited Interim Balance Sheet or have been incurred by the Company since June 30, 1997 in the ordinary course of business and consistent with past practice, and (ii) have been discharged or paid in the ordinary course of business and consistent with past practice;

          (q) the Company has not forgiven any debts or otherwise released or waived any rights or claims in excess of $5,000 in the aggregate;

          (r) the Company has not changed any of its methods of accounting or accounting practices in any material respect;

          (s) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business; and

          (t) the Company has not agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses "(c)" through "(s)" above.

     2.6  TITLE TO ASSETS.

          (a) the Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold by the Company since December 1, 1997 in the ordinary course of business); (ii) all assets acquired by the Company since December 1, 1997 (except for inventory sold by the Company since December 1, 1997 in the ordinary course of business); (iii) all assets referred to in Parts 2.7, 2.8, 2.9 and 2.10 of the Disclosure Schedule and all of the Company's rights under any Contracts to which the Company is a party; and (iv) all other assets reflected in the Company's books and records as being owned by the Company. Except as set

                                      9.

forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any Encumbrances.

          (b) Part 2.6 of the Disclosure Schedule identifies all assets that are being leased or licensed to the Company.

     2.7 RECEIVABLES; MAJOR CUSTOMERS. Part 2.7 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of November 30, 1997. Except as set forth in Part 2.7 of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since December 1, 1997 and have not yet been collected): (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and will be collected in full (without any counterclaim or setoff, but not of any allowance for doubtful accounts reflected on the Unaudited Interim Balance Sheet) on or before March 15, 1997. The allowance for doubtful accounts reflected in the Unaudited Interim Balance Sheet is consistent with the Company's prior practice and is a reasonable estimate of such doubtful accounts. The Company has not received any notice or other communication (in writing or otherwise), and has not received any other information, indicating that any customer, supplier or other Person may cease dealing with the Company or may otherwise reduce the volume of business transacted by such Person with the Company below historical levels.

     2.8 INVENTORY. Part 2.8 of the Disclosure Schedule provides an accurate and complete breakdown of all inventory (including raw materials, work in process and finished goods) of the Company as of November 30, 1997. All of the Company's existing inventory (including all inventory that is reflected on the Unaudited Interim Balance Sheet and that has not been disposed of by the Company since December 1, 1997): (i) is of such quality and quantity as to be usable and saleable by the Company in the ordinary course of business; (ii) is free of any defect or deficiency. The inventory levels maintained by the Company (i) are not excessive in light of the Company's normal operating requirements, (ii) are adequate for the conduct of the Company's operations in the ordinary course of business.

     2.9  EQUIPMENT, ETC.

          (a) Part 2.9 of the Disclosure Schedule accurately identifies all equipment, furniture, fixtures, improvements and other tangible assets (other than inventory) owned by the Company which have a value in excess of $25,000 individually, and accurately sets forth the date of acquisition, original cost and book value of each of said assets. Part 2.9 of the Disclosure Schedule also accurately identifies all tangible assets leased to the Company. Each asset identified or required to be identified in Part 2.9 of the Disclosure Schedule:
(i) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted); (ii) complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements; and (iii) is adequate for the uses to which it is being put. The assets identified in Part 2.9 of the Disclosure Schedule are adequate for the

                                      10.

conduct of the Company's business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

     2.10 REAL PROPERTY. the Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.12 of the Disclosure Schedule.

     2.11 PROPRIETARY ASSETS.

          (a) Except as set forth in Part 2.11 of the Disclosure Schedule, there is no Proprietary Asset that is owned by or licensed to the Company or that is otherwise used by the Company in the Company's business.

          (b) The Company has taken all measures and precautions necessary to protect the confidentiality and value of each Proprietary Asset identified or required to be identified in Part 2.11 of the Disclosure Schedule. The Company has good, valid and marketable title to all of the Proprietary Assets owned by the Company, free and clear of all Encumbrances, and has a valid right to use and otherwise exploit, and to license others to use and otherwise exploit, all Proprietary Assets licensed to or used by the Company.

          (c) The Company is not infringing, and has not at any time infringed, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of, any Proprietary Asset owned or used by any other Person. To the best Knowledge of the Company and the Selling Shareholders, no other Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by or licensed to the Company.

          (d) The Proprietary Assets identified in Part 2.11 of the Disclosure Schedule constitute all of the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

     2.12 CONTRACTS.

          (a) Part 2.12 of the Disclosure Schedule identifies each Material Company Contract. The Company has delivered to the Purchaser accurate and complete copies of all Material Company Contracts identified in Part 2.12 of the Disclosure Schedule, including all amendments thereto.

          (b) Each Material Company Contract is valid and in full force and effect, and is enforceable by the Company in accordance with its terms.

          (c)  Except as set forth in Part 2.12 of the Disclosure Schedule:

               (i) no Person has violated or breached, or declared or committed any default under, any Material Company Contract;

                                      11.

               (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Material Company Contract,
(B) give any Person the right to declare a default or exercise any remedy under any Material Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Company Contract, or (D) give any Person the right to cancel, terminate or modify any Material Company Contract;

               (iii) the Company has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Material Company Contract; and

               (iv) the Company has not waived any of its rights under any Material Company Contract.

          (d) To the best Knowledge of the Company and the Selling Shareholders, each Person against which the Company has or may acquire any rights under any Material Company Contract is solvent and is able to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities to the Company.

          (e)  Except as set forth in Part 2.12 of the Disclosure Schedule:

               (i) the Company has never guaranteed or otherwise agreed to cause, insure or become liable for, and the Company has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person; and

               (ii) the Company has never been a party to or bound by (A) any joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract, or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock option, stock appreciation right, phantom stock right or similar right or interest.

          (f) The performance of the Material Company Contracts will not result in any violation of or failure to comply with any Legal Requirement.

          (g) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Company under any Material Company Contract or any other term or provision of any Material Company Contract.

          (h) The Material Company Contracts identified in Part 2.12 of the Disclosure Schedule constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

          (i) Part 2.12 of the Disclosure Schedule identifies and provides an accurate and complete description of each proposed Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company.

                                      12.

     2.13 LIABILITIES; MAJOR SUPPLIERS.

          (a)  The Company has no Liabilities, except for:

               (i)     liabilities identified on the Unaudited Interim Balance
Sheet;

               (ii) accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by the Company in the ordinary course of business since December 1, 1997 which do not in the aggregate exceed $10,000, except as set forth in Part 2.13 of the Disclosure Schedule; and

               (iii) the Company's obligations under the Material Company Contracts listed in Part 2.12 of the Disclosure Schedule, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.

          (b)  Part 2.13 of the Disclosure Schedule:

               (i) provides an accurate and complete breakdown and aging of the Company's accounts payable as of November 30, 1997;

               (ii) provides an accurate and complete breakdown of all customer deposits and other deposits held by the Company as of the date of this Agreement; and

               (iii) provides an accurate and complete breakdown of the Company's long-term debt as of the date of this Agreement.

          (c) Part 2.13 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person that received (i) more than $500,000 from the Company in 1995, (ii) more than $500,000 from the Company in 1996, or (iii) more than $500,000 from the Company in the first three quarters of 1997.

     2.14 COMPLIANCE WITH LEGAL REQUIREMENTS.

          (a) Except as set forth in Part 2.15 of the Disclosure Schedule and, with respect to a failure to comply, any violation or occurrence that will not result in or have a material adverse effect upon the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company:

               (i) the Company is in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets;

               (ii) the Company has at all times been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets;

                                      13.

               (iii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement; and

               (iv) the Company has never received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of any of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

          (b) the Company has delivered to the Purchaser an accurate and complete copy of each report, study, survey or other document to which the Company has access that addresses or otherwise relates to the compliance of the Company with, or the applicability to the Company of, any Legal Requirement.

          (c) To the best Knowledge of the Company and the Selling Shareholders, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) may have an adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance, net income or prospects or on the ability of the Company or any of the Selling Shareholders to comply with or perform any covenant or obligation under this Agreement or any agreement entered into in connection herewith or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions completed hereby.

     2.15 GOVERNMENTAL AUTHORIZATIONS.

          (a) Part 2.16 of the Disclosure Schedule identifies: (i) each Governmental Authorization that is held by the Company; and (ii) each other Governmental Authorization that, to the best Knowledge of the Company and the Selling Shareholders, is held by any of the Company's employees and relates to or is useful in connection with the Company's business. The Company has delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Part 2.15 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 2.15 of the Disclosure Schedule is valid and in full force and effect.

          (b) Except as set forth in Part 2.15 of the Disclosure Schedule and, with respect to a failure to comply, any violation or occurrence that will not result in or have a material adverse effect upon the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company:

               (i) the Company and its employees are, and its employees have at all times been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part
2.15 of the Disclosure Schedule;

                                      14.

               (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.15 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.15 of the Disclosure Schedule;

               (iii) the Company has never received, and, to the best Knowledge of the Selling Shareholders, no employee of the Company has ever received, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and

               (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part
2.15 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

          (c) The Governmental Authorizations identified in Part 2.15 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary
(i) to enable the Company to conduct its business in the manner in which its business is currently being conducted, and (ii) to permit the Company to own and use its assets in the manner in which they are currently owned and used.

     2.16 TAX MATTERS.

          (a) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full or on a timely basis. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

          (b) Part 2.16 of the Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date ("the Company Returns"). All the Company Returns (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in full compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with the Company Returns on or before the Closing Date, have been or will be paid on or before the Closing Date. The Company has

                                      15.

delivered to the Purchaser accurate and complete copies of all the Company Returns filed since December 31, 1994 .

          (c) The Company Financial Statements fully accrue all Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company will establish, in the ordinary course of business, reserves adequate for the payment of all Taxes for the period from November 30, 1997 through the Closing Date, and the Company will disclose the dollar amount of such reserves to the Purchaser on or prior to the Closing Date.

          (d) Each Company Return relating to income Taxes that has been filed with respect to any period ended on or prior to December 31, 1994 has either (i) been examined and audited by all relevant Governmental Bodies, or (ii) by virtue of the expiration of the limitation period under applicable Legal Requirements, is no longer subject to examination or audit by any Governmental Body. Part
2.16 of the Disclosure Schedule accurately identifies each examination or audit of any Company Return that has been conducted since December 31, 1994. The Company has delivered to the Purchaser accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. Except as set forth in Part 2.16 of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

          (e) Except as set forth in Part 2.16 of the Disclosure Schedule, no claim or other Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company. The Company has not entered into or has become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (f) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     2.17 EMPLOYEE AND LABOR MATTERS.

          (a) Part 2.17 of the Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status): (i) the name of such employee and the date as of which such employee was originally hired by the Company; (ii) such employee's title, and a description of such employee's duties and responsibilities; (iii) the aggregate dollar amount of the

                                      16.

compensation (including wages, salary, commissions, director's fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Company with respect to services performed in 1997; (iv) such employee's annualized compensation as of the date of this Agreement; and (v) each Current Benefit Plan in which such employee participates or is eligible to participate.

          (b) Part 2.17 of the Disclosure Schedule accurately identifies each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee's employment with the Company; and Part 2.17 of the Disclosure Schedule accurately describes such benefits.

          (c) Except as set forth in Part 2.17 of the Disclosure Schedule, the Company is not a party to or bound by, and the Company has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

          (d) The employment of each of the Company's employees is terminable by the Company at will. The Company has delivered to the Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of each of the Company.

          (e)  To the best Knowledge of the Company and the Selling
Shareholders: (i) no employee of the Company intends to terminate his employment with the Company; (ii) no employee of the Company has received an offer to join a business that may be competitive with the Company's business; and (iii) no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company, or (B) the Company's business or operations.

          (f) the Company is not engaged, and the Company has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any of its employees. There is not now pending, and no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

     2.18 BENEFIT PLANS; ERISA.

          (a) Part 2.18 of the Disclosure Schedule identifies and provides an accurate and complete description of each Current Benefit Plan and each Past Benefit Plan. The Company has never established, adopted, maintained, sponsored, contributed to, participated in

                                      17.

or incurred any Liability with respect to any Employee Benefit Plan, except for the Company Plans identified in Part 2.18 of the Disclosure Schedule; and the Company has never provided or made available any fringe benefit or other benefit of any nature to any of its employees, except as set forth in Part 2.18 of the Disclosure Schedule.

          (b) No Company Plan: (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation; (ii) is or was a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA; or (iii) is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.

There is no Person that (by reason of common control or otherwise) is or has at any time been treated together with the Company as a single employer within the meaning of Section 414 of the Code.

          (c) The Company has delivered to the Purchaser, with respect to each Company Plan: (i) an accurate and complete copy of such Company Plan and all amendments thereto (including any amendment that is scheduled to take effect in the future); (ii) an accurate and complete copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to such Company Plan; (iii) an accurate and complete copy of any description, summary, notification, report or other document that has been furnished to any employee of the Company with respect to such Company Plan; (iv) an accurate and complete copy of any form, report, registration statement or other document that has been filed with or submitted to any Governmental Body with respect to such Company Plan; and (v) an accurate and complete copy of any determination letter, notice or other document that has been issued by, or that has been received by the Company from, any Governmental Body with respect to such Company Plan.

          (d) Each Current Benefit Plan is being operated and administered in full compliance with the provisions thereof, and each Company Plan has at all times been operated and administered in full compliance with the provisions thereof. Each contribution or other payment that is required to have been accrued or made under or with respect to any Company Plan has been duly accrued and made on a timely basis.

          (e) Each Current Benefit Plan complies and is being operated and administered in full compliance with, and each Company Plan has at all times complied and been operated and administered in full compliance with, all applicable reporting, disclosure and other requirements of ERISA and the Code and all other applicable Legal Requirements. The Company has never incurred any Liability to the Internal Revenue Service or any other Governmental Body with respect to any Company Plan; and no event has occurred, and, to the best Knowledge of the Company and the Selling Shareholders, no condition or circumstance exists, that might (with or without notice or lapse of time) give rise directly or indirectly to any such Liability. Neither the Company nor any Person that is or was an administrator or fiduciary of any Company Plan (or that acts or has acted as an agent of the Company or any such administrator or fiduciary), has engaged in any transaction or has otherwise acted or failed to act

                                      18.

in a manner that has subjected or may subject the Company to any Liability for breach of any fiduciary duty or any other duty. No Company Plan, and no Person that is or was an administrator or fiduciary of any Company Plan (or that acts or has acted as an agent of any such administrator or fiduciary): (i) has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code; (ii) has failed to perform any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; or (iii) has taken any action that (A) may subject such Company Plan or such Person to any Tax, penalty or Liability relating to any "prohibited transaction," or (B) may directly or indirectly give rise to or serve as a basis for the assertion (by any employee or by any other Person) of any claim under, on behalf of or with respect to such Company Plan.

          (f) No inaccurate or misleading representation, statement or other communication has been made or directed (in writing or otherwise) to any current or former employee of the Company (i) with respect to such employee's participation, eligibility for benefits, vesting, benefit accrual or coverage under any Company Plan or with respect to any other matter relating to any Company Plan, or (ii) with respect to any proposal or intention on the part of the Company to establish or sponsor any Employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature.

          (g) Except as set forth in Part 2.18 of the Disclosure Schedule, the Company has not advised any of its employees (in writing or otherwise) that it intends or expects to establish or sponsor any Employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature in the future.

     2.19 ENVIRONMENTAL MATTERS.

          (a) To the best Knowledge of the Company and the Selling Shareholders, the Company is not liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called "superfund" or "superlien" law or similar Legal Requirement, at or with respect to any site.

          (b) The Company has never received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No Person has ever commenced or, to the best Knowledge of the Company and the Selling Shareholders, threatened to commence any contribution action or other Proceeding against the Company in connection with any such actual, alleged, possible or potential Liability; and, to the best Knowledge of the Company and the Selling Shareholders, no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in the Company becoming subject to, any such Liability.

          (c) Except as set forth in Part 2.19 of the Disclosure Schedule, the Company has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether

                                      19.

lawfully or unlawfully). Except as set forth in Part 2.19 of the Disclosure Schedule, the Company has never permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully):

               (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by the Company;

               (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or

               (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by the Company.

          (d) To the best Knowledge of the Company and the Selling Shareholders, all property that is owned by, leased to, controlled by or used by the Company, and all surface water, groundwater, soil and air associated with or adjacent to such property:

               (i)   is in clean and healthful condition;

               (ii) is free of any Hazardous Material and any harmful chemical or physical conditions; and

               (iii) is free of any environmental contamination of any nature.

          (e) Each storage tank or other storage container that is or has been owned by, leased to, controlled by or used by the Company, or that is located on or beneath the surface of any real property owned by, leased to, controlled by or used by the Company:

               (i)   is in sound condition; and

               (ii) has been demonstrated by accepted testing methodologies to be free of any corrosion or leaks.

     2.20 SALE OF PRODUCTS; PERFORMANCE OF SERVICES.

          (a) All repair services and other services that have been performed by the Company were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

          (b) the Company will not incur or otherwise become subject to any Liability arising directly or indirectly from any repair services or other services performed by the Company on or at any time prior to the Closing Date.

                                      20.

          (c) No product manufactured or sold by the Company has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

          (d) Except as set forth in Part 2.20 of the Disclosure Schedule, no customer or other Person has ever asserted or threatened to assert any claim against the Company (i) under or based upon any warranty provided by or on behalf of the Company, or (ii) under or based upon any other warranty relating to any product sold by the Company or any services performed by the Company. To the best Knowledge of the Company and the Selling Shareholders, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

     2.21 INSURANCE.

          (a) Part 2.21 of the Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Company: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (iii) whether such policy is a "claims made" or an "occurrences" policy; (iv) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage); (v) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (vi) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

Part 2.21 of the Disclosure Schedule also identifies (1) each pending application for insurance that has been submitted by or on behalf of the Company, and (2) each self-insurance or risk-sharing arrangement affecting the Company or any of its assets. The Company has delivered to the Purchaser accurate and complete copies of all of the insurance policies identified in Part
2.21 of the Disclosure Schedule (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Part 2.21 of the Disclosure Schedule.

          (b)  Each of the policies identified in Part 2.21 of the Disclosure
Schedule is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the best Knowledge of the Company and the Selling Shareholders, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis. To the best Knowledge of the Company and the Selling Shareholders, the nature, scope and dollar amounts of the insurance coverage provided by said policies are sufficient to adequately insure the Company's business, assets, operations, key employees, services and potential liabilities.

          (c) Except as set forth in Part 2.21 of the Disclosure Schedule, there is no pending claim under or based upon any of the policies identified in
Part 2.21 of the Disclosure

                                      21.

Schedule; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

          (d) The Company has never received: (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Part 2.21 of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Part 2.21 of the Disclosure Schedule; or (iii) any indication that the issuer of any of the policies identified in Part 2.21 of the Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

     2.22 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.22 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since December 31, 1994 had, any direct or indirect interest of any nature in any asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since December 31, 1994 been, indebted to the Company; (c) since December 31, 1994, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving the Company; (d) no Related Party is competing, or has at any time since December 31, 1994 competed, directly or indirectly, with the Company in any market served by the Company;
(e) no Related Party has any claim or right against the Company; and (f) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Company.

     2.23 CERTAIN PAYMENTS, ETC. The Company and no officer, employee, agent or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;
(d) performed any favor or given any gift which was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed, offered or attempted to take any of the actions described in clauses "(a)" through "(e)" above.

                                      22.

     2.24 PROCEEDINGS; ORDERS.

          (a) Except as set forth in Part 2.24 of the Disclosure Schedule, there is no pending Proceeding, and, to the best Knowledge of the Company and the Selling Shareholders, no Person has threatened to commence any Proceeding:
(i) that involves the Company or any Selling Shareholder or that otherwise relates to or might affect the Company's business or any of the assets owned or used by the Company (whether or not the Company is named as a party thereto); or
(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

Except as set forth in Part 2.24 of the Disclosure Schedule, to the best Knowledge of the Company and the Selling Shareholders, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

          (b) Except as set forth in Part 2.24 of the Disclosure Schedule, no Proceeding has ever been commenced by or against the Company or any Selling Shareholder; and no Proceeding otherwise involving or relating to the Company or any Selling Shareholder has been pending or, to the best Knowledge of the Company and the Selling Shareholders, threatened at any time.

          (c) the Company and each Selling Shareholder has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials to which it or he has access that relate to the Proceedings identified in Part 2.24 of the Disclosure Schedule.

          (d) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject; and none of the Selling Shareholders is subject to any Order that relates to the Company's business or to any of the assets owned or used by the Company.

          (e) To the best Knowledge of the Company and the Selling Shareholders, no officer or employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

          (f) There is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of the Company or any of the Selling Shareholders to comply with or perform any covenant or obligation under this Agreement or any of the transactions contemplated by this Agreement, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.


                                      23.

     2.25 AUTHORITY; BINDING NATURE OF AGREEMENTS.

          (a) The Company has the right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its shareholders. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (b) Each Selling Shareholder has the absolute and unrestricted right, power and capacity to enter into and to perform such Selling Shareholder's obligations under this Agreement and the agreements contemplated by this Agreement to which such Selling Shareholder is or may become a party. This Agreement constitutes the legal, valid and binding obligation of each of the Selling Shareholders, enforceable against each of the Selling Shareholders in accordance with its terms. Upon the execution of each of the other agreements contemplated by this Agreement at the Closing, each of such other agreements will constitute the legal, valid and binding obligation of each Selling Shareholder who is a party thereto, and will be enforceable against such Selling Shareholder in accordance with its terms.

          (c) The respective spouses of the Selling Shareholders have the absolute and unrestricted right, power and capacity to execute and deliver and to perform their obligations under the Spousal Consents being executed by them. Said Spousal Consents constitute their legal, valid and binding obligations, enforceable against them in accordance with their terms.

          (d) The Agent has the unrestricted right, power, authority and capacity to act for and bind each of the Selling Shareholders with respect to all matters relating to this Agreement and the transactions contemplated by this Agreement.

     2.26 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.26 of the Disclosure Schedule, neither the execution and delivery of this Agreement or any of the agreements contemplated by this Agreement, nor the consummation or performance of any of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's articles of incorporation or bylaws, or (ii) any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any of the Selling Shareholders, or any of the assets owned or used by the Company, is subject;

          (c) cause the Company, the Purchaser or any affiliate of the Purchaser to become subject to, or to become liable for the payment of, any Tax;

                                     24.

          (d) cause any of the assets owned or used by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

          (e) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its employees or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

          (f) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Company Contract;

          (g) give any Person the right to (i) declare a default or exercise any remedy under any Material Company Contract, (ii) accelerate the maturity or performance of any Material Company Contract, or (iii) cancel, terminate or modify any Material Company Contract;

          (h) contravene, conflict with or result in a violation or breach of or a default under any provision of, or give any Person the right to declare a default under, any Contract to which any of the Selling Shareholders is a party or by which any of the Selling Shareholders is bound; or

          (i) result in the imposition or creation of any Encumbrance upon or with respect to any of the Shares or any asset owned or used by the Company.

Except as set forth in Part 2.26 of the Disclosure Schedule, neither the Company nor any of the Selling Shareholders was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or any of the agreements contemplated by this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

     2.27 BROKERS. Neither the Company nor any of the Selling Shareholders has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated by this Agreement.

     2.28 SELLING SHAREHOLDERS.

          (A) Each Selling Shareholder has the capacity and financial capability to comply with and perform all of such Selling Shareholder's covenants and obligations under this Agreement and any of the agreements contemplated by this Agreement to which such Selling Shareholder is or may become a party.

          (B) Each Selling Shareholder (i) is the record and beneficial owner of that number of Shares set forth next to that Selling Shareholder's name on the Selling Shareholders Table attached hereto as Exhibit C, (ii) has good and marketable title to all of such shares and (iii) has the absolute right, power and the authority to sell, transfer and deliver all such shares, in

                                      25.

each case free and clear of all Encumbrances. Except for the shares set forth next to each Selling Shareholders name on the Selling Shareholders Table, such Selling Shareholder does not own any, and there are no, additional shares of capital stock of the Company issued and outstanding. There are no options, warrants, rights, calls, commitments or other agreements of any character whatsoever related to shares owned by each Selling Shareholders.

          (C) No Selling Shareholder: (i) has, at any time, (A) made a general assignment for the benefit of creditors, (B) filed, or had filed against such Selling Shareholder, any bankruptcy petition or similar filing, (C) suffered the attachment or other judicial seizure of all or a substantial portion of such Selling Shareholder's assets, (D) admitted in writing such Selling Shareholder's inability to pay such Selling Shareholder's debts as they become due, (E) been convicted of, or pleaded guilty to, any felony, or (F) taken or been the subject of any action that may have an adverse effect on such Selling Shareholder's ability to comply with or perform any of such Selling Shareholder's covenants or obligations under this Agreement or any of the agreements contemplated by this Agreement; or is subject to any Order that may have an adverse effect on such Selling Shareholder's ability to comply with or perform any of such Selling Shareholder's covenants or obligations under this Agreement or any of the agreements contemplated by this Agreement, (ii) has, at any time, obtained any loans or incurred any indebtedness for which any property, assets or securities of the Company is pledged as collateral and there are no Encumbrances on any of the properties, assets or securities of the Company imposed in connection with any indebtedness or other obligations of any Selling Shareholder.

          (D) There is no Proceeding pending, and, to the best Knowledge of the Company and the Selling Shareholders, no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of any Selling Shareholder to comply with or perform any of such Selling Shareholder's covenants or obligations under this Agreement or any of the agreements contemplated by this Agreement. No event has occurred, and, to the best Knowledge of the Company and the Selling Shareholders, no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

     2.29 FULL DISCLOSURE.

          (a) Neither this Agreement (including the Disclosure Schedule) nor any of the agreements contemplated by this Agreement contains or will contain any untrue statement of fact; and neither this Agreement (including the Disclosure Schedule) nor any of the agreements contemplated by this Agreement omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

          (b) Except as set forth in Part 2.29 of the Disclosure Schedule, there is no fact within the Knowledge of the Company or any of the Selling Shareholders that (i) may have a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of the Company or any of the Selling Shareholders to comply with or perform any covenant or obligation under this Agreement or any of the agreements contemplated by this

                                      26.

Agreement, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions this Agreement or any of the agreements contemplated by this Agreement.

          (c) All of the information set forth in the Disclosure Schedule, and all other information regarding the Company and its business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the Purchaser or any of its Representatives by or on behalf of the Company or any of the Company's Representatives, is accurate and complete.

          (d) The Company and the Selling Shareholders have provided the Purchaser and the Purchaser's Representatives with full and complete access to all of the Company's records and other documents and data.

     2.30 INVESTMENT REPRESENTATIONS. Each of the Selling Shareholders understand that the shares of Purchaser Common Stock to be issued pursuant to
Section 1.2 of this Agreement have not been registered under the Securities Act or qualified under state securities or "blue sky" laws ("State Securities Laws"). Each of the Selling Shareholders also understand that the shares of Purchaser Common Stock are being issued pursuant to an exemption from registration and/or qualification contained in the Securities Act and applicable State Securities Laws based in part upon each of the Selling Shareholder's representations contained in this Agreement. Each of the Selling Shareholders hereby represents and warrants as follows:

          (a) SELLING SHAREHOLDERS BEAR ECONOMIC RISK. Selling Shareholder has substantial experience in evaluating the merits and risks of its investment in the Purchaser and has the capacity to protect its own interests. Selling Shareholder must bear the economic risk of this investment indefinitely unless the shares of Purchaser Common Stock are registered pursuant to the Securities Act, or an exemption from such registration is available. Selling Shareholder understands that the Company is not obligated to, and has no present intention to register the shares of Purchaser Common Stock to be issued pursuant to this Agreement. Selling Shareholder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Selling Shareholder to transfer all or any portion of the shares of Purchaser Common Stock under the circumstances, in the amounts or at the times the Selling Shareholder might propose.

          (b) ACQUISITION FOR OWN ACCOUNT. Selling Shareholder is acquiring the shares of Purchaser Common Stock for Selling Shareholder's own account and beneficial interest for investment only, and not for sale or with a view to distribution of the shares of Purchaser Common Stock or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention. Selling Shareholder also represents that the entire legal and beneficial interest of the shares of Purchaser Common Stock it is acquiring pursuant to this Agreement is being acquired for the account of the Selling Shareholder only and neither in whole nor in part for any other person, and that any transfer of

                                      27.

the shares of Purchaser Common Stock will be made in compliance with the Securities Act and all other applicable securities laws.

          (c) SELLING SHAREHOLDER CAN PROTECT ITS INTERESTS. Selling Shareholder represents that by reason of its business or financial experience, Selling Shareholder has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.

          (d) COMPANY INFORMATION. Selling Shareholder has had an opportunity to discuss the Purchaser's business, management and financial affairs with directors, officers and management of the Purchaser and has had the opportunity to review the Purchaser's operations and facilities. Selling Shareholder has also had the opportunity to ask questions of, and receive answers from, the Purchaser and its management regarding the terms and conditions of this investment and to obtain any additional information necessary to verify the accuracy of the information given the Selling Shareholder. Selling Shareholder acknowledges that it has received all the information it has requested from the Purchaser and considers necessary or appropriate for deciding whether to acquire the shares of Purchaser Common Stock.

          (e) RULE 144. Selling Shareholder acknowledges and agrees that the shares of Purchaser Common Stock issued pursuant to this Agreement must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Selling Shareholder has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares acquired in a private transaction subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about the Purchaser, the resale occurring not fewer than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited "broker's transaction" or in transactions directly with a market maker (as such term is defined under the Securities Exchange Act of 1934, as amended) and the number of shares being sold during any three-month period not exceeding specified limitations.

          (f) RESIDENCE. Each Selling Shareholder is a resident of the State of California.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER

          The Purchaser represents and warrants, to and for the benefit of the Selling Shareholders, as follows:

     3.1 ACQUISITION OF SHARES. The Purchaser is not acquiring the Shares with the current intention of making a public distribution thereof.

     3.2 DUE ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used and to perform its obligations under all Contracts to which the Purchaser is a party.

                                      28.

     3.3 CAPITALIZATION, ETC. The authorized capital stock of the Company consists of 10,000,000 shares of common stock having a par value of $.01 per share, of which [3,020,650] shares have been issued and are outstanding, and 1,000,000 shares of preferred stock having a par value of $.01 per share, none of which has ever been issued or is outstanding. The Purchaser has, and each Selling Shareholder will acquire at the Closing, good and valid title to the Purchaser Common Stock free and clear of any Encumbrances. All of the Purchaser Common Stock to be issued to the Selling Shareholders pursuant to this Agreement
(i) will be duly authorized and validly issued, (ii) will be fully paid and non-assessable, and (iii) will be issued in full compliance with all applicable securities laws and other applicable Legal Requirements.

     3.4 AUTHORITY; BINDING NATURE OF AGREEMENT. Upon the adoption of appropriate resolutions by the Purchaser's board of directors:

          (a) the Purchaser will have the right, power and authority to enter into and perform its obligations under this Agreement;

          (b) the execution, delivery and performance of this Agreement by the Purchaser will have been duly authorized by all necessary action on the part of the Purchaser; and

          (c) this Agreement will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

     3.5  SEC FILINGS

          Purchaser has made available to the Company a complete and accurate copy (excluding copies of exhibits) of each report, schedule, registration statement and definitive proxy statement filed by Purchaser with the SEC on or after January 1, 1997 (the "Purchaser SEC Documents"), which are all the forms, reports and documents required to be filed by Purchaser with the SEC since January 1, 1997. The Purchaser SEC Documents (i) complied with the requirements of the Securities Act or the Exchange Act, as the case may be, at and as of the times they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing); and (ii) did not at and as of the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     3.4 NON-CONTRAVENTION; CONSENTS. Neither the execution and delivery of this Agreement or any of the agreements contemplated by this Agreement, nor the consummation or performance of any of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws of the Purchaser, or (ii) any resolution adopted by the

                                      29.

shareholders of the Purchaser, the board of directors or any committee of the board of directors of the Purchaser; or

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser, or any of the assets owned or used by the Purchaser, is subject.

     3.7 ABSENCE OF CHANGES. Since September 30, 1997, there has not been any material adverse change in Purchaser's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or in any aspect or portion thereof).

     3.8 BROKERS. The Purchaser has not agreed or become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

     3.9 Full Disclosure. Neither this Agreement nor any of the agreements contemplated by this Agreement contains or will contain any untrue statement of fact made by or on behalf of Purchaser, and (ii) neither this Agreement nor any of the agreements contemplated by this Agreement omits or will omit to state any fact necessary to make any of the representations, warranties or other statements made by or on behalf of Purchaser, or the information contained therein provided by Purchaser, not misleading.

SECTION 4. INDEMNIFICATION, ETC.

     4.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

          (a) The representations and warranties of the Company and the Selling Shareholders and the representations and warranties of Purchaser shall survive
(i) the Closing and the sale of the Shares to the Purchaser; (ii) any sale or other disposition of any or all of the Shares by the Purchaser; and (iii) any Acquisition Transaction effected by or otherwise involving the Purchaser or the Company and shall expire on the date that is thirty (30) days following the date of receipt by Purchaser of its final audited consolidated financial statements for the fiscal year ended June 30, 1999 (the "Expiration Date"); provided, however, that if, at any date prior to the Expiration Date, Purchaser or any of the Selling Shareholders (acting in good faith) delivers to the Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations or warranties made by any of the Selling Shareholders or the Company, or the Purchaser, respectively (and setting forth in reasonable detail the basis for the belief that such an inaccuracy or breach may exist), and asserting a claim for recovery under Section 4.2 or 4.9, as the case may be, based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such date as such claim is fully and finally resolved.

                                     30.

          (b) The representations and warranties of the Company and the Selling Shareholders, the representations and warranties of Purchaser, and the rights and remedies that may be exercised by the Indemnities or the Selling Shareholders, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Indemnities or Selling Shareholders or any of their respective Representatives.

          (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Selling Shareholders in this Agreement.

     4.2 INDEMNIFICATION BY SELLING SHAREHOLDERS. The Selling Shareholders, jointly and severally, shall hold harmless and indemnify each of the Indemnities from and against, and shall compensate and reimburse each of the Indemnities for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnities or to which any of the Indemnities may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with any inaccuracy in or breach of any representation or warranty made by the Company or any of the Selling Shareholders in this Agreement, in the Disclosure Schedule or in any other document delivered or otherwise made available to the Purchaser or any of its Representatives by or on behalf of the Company or any of the Selling Shareholders; provided, however, that the Selling Shareholders shall not be required to make any indemnification payment pursuant to this Section 4.2 for any breach of any representation or warranty until such time as the total amount of Damages (including the Damages arising from such breach and all other Damages arising from any other breach of any representation or warranty) that have been directly or indirectly suffered or incurred by any one or more of the Indemnities, or to which any one or more of the Indemnities has or have otherwise become subject, exceeds $50,000 in the aggregate. At such time as the total amount of such Damages exceeds $50,000 in the aggregate, the Indemnities shall be entitled to be indemnified against the full amount of such damages (and not merely the portion of such Damages exceeding $50,000). No Selling Shareholder shall be liable under this Section 4.2 for any amount in excess of one-half of the dollar value (determined as of the Closing Date) of the aggregate consideration, including Quarterly Earnout Shares, the First Annual Earnout and the Second Annual Earnout, to be received by the Selling Shareholders under this Agreement. Any liability of the Selling Shareholders under this Section 4.2 may be satisfied by delivering to the appropriate Indemnities duly endorsed shares of Purchaser Common Stock having an aggregate Fair Market Value (determined as of the date of delivery of such shares) that is no less than the amount of Damages to which such liability relates.

     4.3 RIGHT TO REQUIRE CURE OF BREACH. Without limiting the generality of anything contained in Section 4.2, if there is any breach of any representation or warranty made by the Company or any of the Selling Shareholders, then the Selling Shareholders, jointly and severally, shall be obligated to pay such amounts to the Company and take such other actions as the Purchaser may in good faith request for the purpose of causing such breach to be corrected, cured and eliminated in all respects (at no cost to the Company or the Purchaser).

                                      31.

     4.4 NO CONTRIBUTION. Each Selling Shareholder waives, and acknowledges and agrees that such Selling Shareholder shall not have and shall not exercise or assert or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy against the Company in connection with any indemnification obligation or any other Liability to which such Selling Shareholder may become subject under this Agreement or the transactions contemplated hereby.

     4.5 SETOFF. In addition to any rights of setoff or other rights that the Purchaser or any of the other Indemnities may have at common law or otherwise, the Purchaser shall have the right to set off any amount that may be owed to any Indemnitee under this Section 4 against any amount otherwise payable by any Indemnitee to the Agent or any of the Selling Shareholders, including, without limitation, the right to setoff such Damages against, and cancel any Indemnity Shares in accordance with the Escrow Agreement.

     4.6 NONEXCLUSIVITY OF INDEMNIFICATION REMEDIES. The indemnification remedies and other remedies provided in this Section 4 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 4 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

     4.7 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against the Company, against any other Indemnitee or against any other Person) with respect to which any of the Selling Shareholders may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 4, the Purchaser shall have the right, at its election, to designate the Agent to assume the defense of such claim or Proceeding at the sole expense of the Selling Shareholders. If the Purchaser so elects to designate the Agent to assume the defense of any such claim or Proceeding:

          (a) the Agent shall proceed to defend such claim or Proceeding in a diligent manner with counsel satisfactory to the Purchaser;

          (b) the Purchaser shall make available to the Agent any non-privileged documents and materials in the possession of the Purchaser that may be necessary to the defense of such claim or Proceeding;

          (c) the Agent shall keep the Purchaser informed of all material developments and events relating to such claim or Proceeding;

          (d) the Purchaser shall have the right to participate in the defense of such claim or Proceeding;

          (e) the Agent shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Purchaser; and

                                      32.

          (f) the Purchaser may at any time (notwithstanding the prior designation of the Agent to assume the defense of such claim or Proceeding) assume the defense of such claim or Proceeding. If the Purchaser does not elect to designate the Agent to assume the defense of any such claim or Proceeding (or if, after initially designating the Agent to assume such defense, the Purchaser elects to assume such defense), the Purchaser may proceed with the defense of such claim or Proceeding on its own. If the Purchaser so proceeds with the defense of any such claim or Proceeding on its own: (i) all reasonable expenses relating to the defense of such claim or Proceeding (whether or not incurred by the Purchaser) shall be borne and paid exclusively by the Selling Shareholders;
(ii) the Selling Shareholders shall make available to the Purchaser any documents and materials in the possession or control of any of the Selling Shareholders that may be necessary to the defense of such claim or Proceeding;
(iii) the Purchaser shall keep the Agent informed of all material developments and events relating to such claim or Proceeding; and (iv) the Purchaser shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Agent; provided, however, that the Agent shall not unreasonably withhold such consent.

     4.8 EXERCISE OF REMEDIES BY INDEMNITIES OTHER THAN PURCHASER. No Indemnitee (other than the Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

     4.9 INDEMNIFICATION BY PURCHASER. The Purchaser shall hold harmless and indemnify each of the Selling Shareholders from and against, and shall compensate and reimburse each of the Selling Shareholders for, any Damages which are directly or indirectly suffered or incurred by any of the Selling Shareholders or to which any of the Selling Shareholders may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement; provided, however, that Purchaser shall not be required to make any indemnification payment pursuant to this Section 4.9 for any breach of any representation or warranty until such time as the total amount of Damages (including the Damages arising from such breach and all other Damages arising from any other breach of any representation or warranty) that have been directly or indirectly suffered or incurred by any one or more of the Selling Shareholders, or to which any one or more of the Selling Shareholders has or have otherwise become subject, exceeds $50,000 in the aggregate. At such time as the total amount of such Damages exceeds $50,000 in the aggregate, the Selling Shareholders shall be entitled to be indemnified against the full amount of such damages (and not merely the portion of such Damages exceeding $50,000).

SECTION 5. COVENANT NOT TO COMPETE.

     5.1 COVENANT. Each of the Selling Shareholders acknowledge and agree that the Company's reputation and goodwill are an integral part of the business success throughout the areas where the Company conducts its business. If any of the Selling Shareholders deprives

                                      33.

Purchaser of any of the Company's goodwill or in any manner utilizes their reputation and goodwill in competition with the Company, Purchaser will be deprived of the benefits it has bargained for pursuant to this Agreement. For the consideration to be delivered by Purchaser to the Selling Shareholders pursuant to this Agreement, and as an inducement for Purchaser to enter into this Agreement, each of the Selling Shareholders agrees that for a period of three (3) years after the Closing Date, such Selling Shareholder shall not, without Purchaser's prior written consent, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partners, consultant or otherwise with, any business or organization in any of the counties of California or in any part of the United States, which directly or indirectly, competes with the businesses of the Company or Purchaser as presently conducted or proposed to be conducted or (ii) solicit, induce or influence any employee of the Company to terminate his or her relationship with the Company. Each of the Selling Shareholders agree to maintain in confidence and not to disclose to any third party, any ideas, methods, customer lists, supplier lists, business plans, trade secrets to other proprietary information or Proprietary rights of the Company. In the event the covenant in this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

     5.2 INJUNCTIVE RELIEF. Each of the Selling Shareholders acknowledges that breach of the covenant contained in this Section 5 will cause irreparable damage to Purchaser, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, each of the Selling Shareholders agree that if the Selling Shareholders, or any one of them, breaches the covenant contained in this Section 5, in addition to any other remedy which may be available at law or in equity, Purchaser shall be entitled to specific performance and injunctive relief, without posting a bond or other security.

SECTION 6. MISCELLANEOUS PROVISIONS

     6.1   SELLING SHAREHOLDERS' AGENT.

          (a) The Selling Shareholders hereby irrevocably nominate, constitute and appoint Mark LeMay (the "Agent") as the agent and true and lawful attorney-in-fact of the Selling Shareholders, with full power of substitution, to act in the name, place and stead of the Selling Shareholders for purposes of executing any documents and taking any actions that the Agent may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with the performance of this Agreement or any of the transactions contemplated hereby. Mark LeMay hereby accepts his appointment as Agent.

          (b) The Selling Shareholders hereby grant to the Agent full authority to execute, deliver, acknowledge, certify and file on behalf of the Selling Shareholders (in the name

                                      34.

of any or all of the Selling Shareholders or otherwise) any and all documents that the Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Agent may, in his sole discretion, determine to be appropriate (including the General Release referred to in Section 1.6(b)(viii), the Closing Certificate and any amendment to or waiver of rights under this Agreement or any of the transactions contemplated by this Agreement). Notwithstanding anything to the contrary contained in this Agreement or any of the agreements contemplated by this
Agreement: (i) the Purchaser shall be entitled to deal exclusively with the Agent on all matters relating to this Agreement or any of the transactions contemplated by this Agreement (including all matters relating to any notice to, or any Consent to be given or action to be taken by, any Selling Shareholder); and (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Selling Shareholder by the Agent, and on any other action taken or purported to be taken on behalf of any Selling Shareholder by the Agent, as fully binding upon such Selling Shareholder.

          (c) The Selling Shareholders recognize and intend that the power of attorney granted in Section 6.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Agent; and (iii) shall survive the death or incapacity of each of the Selling Shareholders.

          (d) The Agent shall be entitled to treat as genuine, and as the document it purports to be, any letter, facsimile, telex or other document that is believed by his to be genuine and to have been telexed, telegraphed, faxed or cabled by a Selling Shareholder or to have been signed and presented by a Selling Shareholder.

          (e) If the Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Selling Shareholders shall, within ten days after such death or disability, appoint a successor to the Agent and immediately thereafter notify the Purchaser of the identity of such successor. Any such successor shall succeed the Agent as Agent hereunder. If for any reason there is no Agent at any time, all references herein to the Agent shall be deemed to refer to the Selling Shareholders.

          (f) All expenses incurred by the Agent in connection with the performance of his duties as Agent shall be borne and paid by the Selling Shareholders.

     6.2 FURTHER ASSURANCES. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     6.3  FEES AND EXPENSES.

          (a) Without limiting the generality of anything contained in Section 6.3(b), the Company shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to counsel for the Company) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of the Company or any of the Selling Shareholders in connection with: (i) the negotiation, preparation and review of any letter of intent or similar

                                      35.

document relating to this Agreement or any of the transactions contemplated by this Agreement; (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to the Company's business (and the furnishing of information to the Purchaser and its Representatives in connection with such investigation and review); (iii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with this Agreement or any of the transactions contemplated by this Agreement;
(iv) the preparation and submission of any filing or notice required to be made or given in connection with, and the obtaining of any Consent required to be obtained in connection with; and (v) and the consummation and performance of the transactions contemplated by this Agreement; provided, however, that the Company shall not bear or pay, and the Selling Shareholders shall not permit the Company to bear or pay, any such fees, costs or expenses in excess of $25,000 in the aggregate. The Selling Shareholders shall bear and pay any and all such fees, costs or expenses in excess of $25,000 in the aggregate.

          (b) Subject to the provisions of Section 4 (including the indemnification and other obligations of the Selling Shareholders thereunder), the Purchaser shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Cooley Godward LLP) that have been incurred or that are in the future incurred by or on behalf of the Purchaser in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to this Agreement or any of the transactions contemplated by this Agreement; (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to the Company's business;
(iii) the negotiation, preparation and review of this Agreement and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; and (iv) the consummation and performance of the transactions contemplated by this Agreement.

     6.4 ATTORNEYS' FEES. If any legal action or other legal proceeding relating to this Agreement or any of the transactions contemplated by this Agreement or the enforcement of any provision of any of this Agreement or any of the transactions contemplated by this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     6.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto):

                                      36.

          If to the Company:

               Posnet Computers, Inc.
               16351 Gothard, Suite D
               Huntington Beach, CA  92647
               Attention:  Mark LeMay
               Telecopier:


          If to the Agent or to any of the Selling Shareholders:

               Mark LeMay, as Agent of the Selling Shareholders
               11540 Gladstone Circle
               Fountain Valley, California  92708
               Telecopier:_______________________


          With a copy to (which shall not constitute notice):

               Higham, McConnell & Dunning LLP
               28202 Cabot Road, Suite 450
               Laguna Niguel, CA  92677
               Attention:  Curt C. Barwick, Esq.
               Telecopier:  714/365-5522


          If to the Purchaser:

               Javelin Systems, Inc.
               1881 Langley Avenue
               Irvine, CA  92614
               Attention:  Horace Hertz
               Telecopier:  714/223-5138


          With a copy to (which shall not constitute notice):

               Cooley Godward LLP
               4365 Executive Drive, Suite 1100
               San Diego, CA  92121
               Attn:  Jeremy D. Glaser, Esq.
               Telecopier:  619/453-3555


     6.6  PUBLICITY.  On and at all times after the Closing Date:

          (a) no press release or other publicity concerning this Agreement or any of the transactions contemplated by this Agreement shall be issued or otherwise disseminated by or on behalf of the Company or any of the Selling Shareholders, and the Company and the Selling Shareholders shall continue to keep the existence and terms of this Agreement and the transactions contemplated by this Agreement strictly confidential; and

                                      37.

          (b) each Selling Shareholder shall keep strictly confidential, and shall not use or disclose to any other Person, any non-public document or other information in such Selling Shareholder's possession that relates directly or indirectly to the business of the Company, the Purchaser or any affiliate of the Purchaser.

     6.7  TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

     6.8 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     6.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     6.10 GOVERNING LAW; VENUE.

          (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

          (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Orange, California.

Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Orange, California (and each appellate court located in the State of California) in connection with any such legal proceeding; (ii) agrees that each state and federal court located in the County of Orange, California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Orange, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

          (c) Each Selling Shareholder agrees that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against such Selling Shareholder in such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

          (d) Nothing contained in Section 6.10(b) or 6.10(c) shall be deemed to limit or otherwise affect the right of any Indemnitee to commence any legal proceeding or otherwise

                                      38.

proceed against the Company or any of the Selling Shareholders in any other forum or jurisdiction.

          (e) The Selling Shareholders irrevocably constitute and appoint the Agent as their agent to receive service of process in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

     6.11 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Selling Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Selling Shareholders; the Purchaser; the other Indemnities (subject to Section 4.8); and the respective successors and assigns (if any) of the foregoing. The Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 4), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

     6.12 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Each Selling Shareholder agrees that:

          (a) in the event of any Breach or threatened Breach by such Selling Shareholder of any covenant, obligation or other provision set forth in this Agreement, the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and

          (b) neither the Purchaser nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

     6.13 WAIVER.

          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

                                      39.

     6.14 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Agent.

     6.15 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     6.16 PARTIES IN INTEREST. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their Representatives, the Indemnities and their respective successors and assigns (if any).

     6.17 ENTIRE AGREEMENT. This Agreement and the transactions contemplated by this Agreement set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof, including without limitation that certain Letter of Intent dated November 18, 1997 between Purchaser, the Company and each of the Selling Shareholders.

     6.18 CONSTRUCTION.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                                      40.

     THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE EXECUTED AND DELIVERED AS OF DECEMBER 19, 1997.


"PURCHASER":                       JAVELIN SYSTEMS, INC.
                                   a Delaware corporation



                                   By:_________________________________
                                        Richard P. Stack, President



"THE COMPANY":                     POSNET COMPUTERS, INC.,
                                   a California corporation



                                   By:_________________________________
                                        Mark LeMay, President



"SELLING SHAREHOLDERS":




                                   _____________________________________
                                   MARK LEMAY




                                   _____________________________________
                                   PAUL R. AMESTOY




                                   _____________________________________
                                   RALPH E. RUDZIK, JR.




                                   _____________________________________
                                   GREG KOSIN


"AGENT":


                                   _____________________________________
                                   MARK LEMAY

                                      41.

                                   EXHIBIT A

                              CERTAIN DEFINITIONS


     For purposes of the Agreement (including this Exhibit A):

     ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale or other disposition of all or any portion of the Company's business or assets (other than in the ordinary course of business);

          (b) the issuance, sale or other disposition of (i) any capital stock of the Company, (ii) any option, call, warrant or right (whether or not immediately execrable) to acquire any capital stock of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock of the Company; or

          (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company.

     AGENT. "Agent" shall have the meaning specified in Section 6.1 of the Agreement.

     AGREEMENT. "Agreement" shall mean the Stock Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

     BEST EFFORTS. "Best Efforts" shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

     CERCLA. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

     CLOSING. "Closing" shall have the meaning specified in Section 1.6 of the Agreement.

     CLOSING DATE. "Closing Date" shall have the meaning specified in Section
1.6 of the Agreement.

     CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     COMPANY. "Company" shall mean POSNET Computers, Inc., a California corporation.

     COMPANY FINANCIAL STATEMENTS. "Company Financial Statements" shall have the meaning specified in Section 2.4 of the Agreement.

                                     A-1.

     COMPANY PLAN. "Company Plan" shall mean any Current Benefit Plan or Past Benefit Plan.

     COMPANY RETURNS. "Company Returns" shall have the meaning specified in
Section 2.16 of the Agreement.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONTRACT. "Contract" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

     CURRENT BENEFIT PLAN. "Current Benefit Plan" shall mean any Employee Benefit Plan that is currently in effect and:

          (a) that was established or adopted by the Company or any ERISA Affiliate or is maintained or sponsored by the Company;

          (b)  in which the Company participates;

          (c) with respect to which the Company or any ERISA Affiliate is or may be required or permitted to make any contribution; or

          (d) with respect to which the Company or any ERISA Affiliate is or may become subject to any Liability.

     DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

     DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Company and the Selling Shareholders, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

     EMPLOYEE BENEFIT PLAN. "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any
                                     A-2.

restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

     ERISA AFFILIATE. "ERISA Affiliate" shall mean any Person that is, was or would be treated as a single employer with the Company under Section 414 of the Code.

     FAIR MARKET VALUE. "Fair Market Value" shall mean the average closing price of a share of Purchaser's Common Stock for each of the five (5) trading days preceding the date of determination, as reported on the Nasdaq SmallCap Market.

     GAAP. "GAAP" shall mean generally accepted accounting principles, applied on a basis consistent with the basis on which the Company Financial Statements were prepared.

     GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:

          (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

          (b)  right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY.  "Governmental Body" shall mean any:

          (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

          (b)  federal, state, local, municipal, foreign or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

          (d)  multi-national organization or body; or

                                     A-3.

          (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     HAZARDOUS MATERIAL.  "Hazardous Material" shall include:

          (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl;

          (b) any waste, gas or other substance or material that is explosive or radioactive;

          (c) any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA, any other so-called "superfund" or "superlien" law, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act and the respective regulations promulgated thereunder);

          (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and

          (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(a)", "(b)", "(c)" or "(d)" above.

     INDEMNITIES.  "Indemnities" shall mean the following Persons:

          (a)  the Purchaser;

          (b) the Purchaser's current and future affiliates (including the Company);

          (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and

          (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above;

provided, however, that (i) the Company shall not be entitled to exercise any rights as an Indemnitee prior to the Closing, and (ii) none of the Selling Shareholders shall at any time be deemed to be "Indemnities."

     KNOWLEDGE. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if:

                                     A-4.

          (a)  such individual is actually aware of such fact or other matter;
or

          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a diligent and comprehensive investigation concerning the truth or existence of such fact or other matter.

The Company shall be deemed to have "Knowledge" of a particular fact or other matter if any officer, employee or other Representative of the Company has Knowledge of such fact or other matter.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     LIABILITY(IES). "Liability(ies)" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     MATERIAL COMPANY CONTRACT DEFINITION

          (a) Part 2.12 of the Disclosure Schedule identifies each Contract that constitutes a "Material Company Contract." For purposes of this Agreement, a "Material Company Contract" shall be deemed to be any Contract by which the Company or any of the assets owned or used by the Company is or was bound, or under which the Company has or had any rights or interest:

               (i) relating to the employment or engagement of, or the performance of services by, any employee, consultant or independent contractor which involves a potential commitment of the Company in excess of $60,000 per year;

               (ii) relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset (except for any Proprietary Asset that is licensed to the Company under any third party software license agreement generally available to the public at a cost of less than $10,000);

               (iii) imposing any restriction on the Company's right or ability
     (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for

                                     A-5.

     any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any technology;

               (iv) creating or involving any agency relationship, distribution arrangement or franchise relationship involving payments or obligations in excess of $25,000 per year;

               (v) relating to the acquisition, issuance or transfer of any securities;

               (vi) creating or relating to the creation of any Encumbrance with respect to any asset owned or used by the Company having a value in excess of $25,000;

               (vii) involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity (other than customary intellectual property indemnitees for hardware and software sold by the Company), any right of contribution or any surety arrangement, any of which obligations involve a Company obligation in excess of $25,000 per year;

               (viii) creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

               (ix) relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;

               (x)    entered into outside the ordinary course of business;

               (xi) that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

               (xii) contemplating or involving (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the performance of services having a value in excess of $25,000 in the aggregate.)

     ORDER.  "Order" shall mean any:

          (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is, has been or may in the future be issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

          (b) Contract with any Governmental Body that is, has been or may in the future be entered into in connection with any Proceeding.

     PAST BENEFIT PLAN. "Past Benefit Plan" shall mean any Employee Benefit Plan (other than a Current Benefit Plan):

                                     A-6.

          (a) of which the Company or any ERISA Affiliate has ever been a "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or that otherwise has at any time been established, adopted, maintained or sponsored by the Company or by any ERISA Affiliate;

          (b) in which the Company or any ERISA Affiliate has ever participated;

          (c) with respect to which the Company or any ERISA Affiliate has ever made, or has ever been required or permitted to make, any contribution; or

          (d) with respect to which the Company or any ERISA Affiliate has ever been subject to any Liability.

     PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

     PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

     PURCHASER. "Purchaser" shall mean Javelin Systems, Inc., a Delaware corporation.

     RELATED PARTY.  Each of the following shall be deemed to be a "Related
Party":

          (a)  each of the Selling Shareholders;

          (b) each individual who is, or who has at any time been, an officer of the Company;

          (c) each member of the family of each of the individuals referred to in clauses "(a)" and "(b)" above; and

          (d) any Entity (other than the Company) in which any one of the individuals referred to in clauses "(a)", "(b)" and "(c)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

                                     A-7.

     REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives. The Selling Shareholders and all other Related Parties shall be deemed to be "Representatives" of the Company.

     SCHEDULED CLOSING TIME. "Scheduled Closing Time" shall have the meaning specified in Section 1.6 of the Agreement.

     SELLING SHAREHOLDERS. "Selling Shareholders" shall have the meaning specified in the introductory paragraph of the Agreement.

     SHARES. "Shares" shall have the meaning specified in Recital "A" to the Agreement.

     SPOUSAL CONSENTS. "Spousal Consents" shall mean the Spousal Consents being executed by the respective spouses of the Selling Shareholders contemporaneously with the execution and delivery of the Agreement.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     UNAUDITED INTERIM BALANCE SHEET. "Unaudited Interim Balance Sheet" shall have the meaning specified in Section 2.4 of the Agreement.

                                     A-8.

     EXHIBITS OMITTED IN ACCORDANCE WITH ITEM 601(b)(2) OF REGULATION S-B